Exhibit 99

News Release

First Regional	1801 Century Park East	Jack A. Sweeney
Bancorp	Century City, California 90067	Board Chairman
	Telephone (310) 552-1776	Chief Executive Officer
Facsimile (310) 552-1772

IMMEDIATE RELEASE

FIRST REGIONAL POSTS NEW QUARTERLY FINANCIAL RECORDS

FOR THREE MONTHS ENDED MARCH 31, 2006

Financial Highlights Include:

•                  First-period net income rises 62% from year earlier to new quarterly high

•                  Total Assets climb 41% to $1.9 billion from $1.4 billion last year

•                  Total deposits grow by $369 million, or 34%, to $1.5 billion

•                  Net loans reach $1.8 billion, an increase of 45% from one-year earlier

CENTURY CITY, CALIFORNIA (April 18, 2006)—First Regional Bancorp (Nasdaq-NMS:  FRGB) today announced that net income for the three months ended March 31, 2006 represented the highest quarterly profit in the company’s history. Total assets, total deposits, net loans, and equity capital all reached new highs.

Net income for the quarter ended March 31, 2006 totaled $8.5 million, equal to $1.96 per diluted share, compared with $5.2 million, or $1.23 per diluted share one year ago. Net income per diluted share advanced by 59% from the prior year quarter and increased significantly from the previous quarterly earnings record established in the immediately preceding fourth quarter of 2005.

Jack A. Sweeney, chairman and chief executive officer, stated:  “First Regional recorded another banner quarter, continuing the positive momentum that characterizes our business. First quarter revenue from earning assets rose 78% to $36.6 million from $20.6 million in the corresponding period last year. These higher revenues reflect our strong growth in assets combined with today’s higher interest rate environment, and more than offset increases in our cost of funds as well as the newly-required recognition of stock option-related expenses of $144,000 for the quarter.”

He noted that First Regional added $559 million in new assets since the first quarter of 2005, as total assets rose to $1.925 billion at March 31, 2006 for an increase of 41% from $1.367 billion one year ago. Over the same period total deposits rose by $369 million, or 34%, to $1.468 billion from $1.099 billion, and the bank added $551 million in net loans, an increase of 45%. Net loans grew to $1.789 billion from $1.238 billion twelve months earlier.

Mr. Sweeney stated:  “High asset quality has always been a hallmark of First Regional, and our nonperforming assets totaled just $69,000 at March 31, 2006. This achievement in part reflects our successful resolution of two nonperforming assets through the sale of these notes in arms-length transactions, with a one-time special provision to our reserve for loan losses of approximately $150,000. In addition, we have continued to make significant regular provisions to our reserve for loan losses in order to keep pace with the growth of First Regional’s loan portfolio.

Mr. Sweeney continued:  “We are continuing to add high quality new loans to our portfolio, supported by strong deposit growth and generally higher net interest margins. At the same time, we remain focused on further improving our operating efficiency. We have enjoyed considerable success in this area, as our staffing and other non-interest expenses rose at a slower pace than did our assets. Assets per employee, a key measure of productivity, grew 16% to $8.4 million from $7.3 million in the prior year, and our efficiency ratio improved to 38% in the first quarter of 2006.

He noted:  “First Regional continues to strengthen its capital base to support its ongoing growth. At March 31, 2006, shareholders’ equity was $115 million, an increase of 38% from $83 million in 2005. Further demonstrating First Regional’s solid performance, our return on average equity was 31% for the quarter. In addition, at the close of the first quarter First Regional added to its financial strength with the successful completion of a $30 million pooled “trust preferred” securities offering. Listed as subordinated debentures on our balance sheet, trust preferred securities are treated as capital for regulatory purposes but bear interest that is deductible for income tax purposes.

“The year is off to an excellent start,” Mr. Sweeney concluded, “and we will be working hard to maintain our growth momentum. We are registering strong, profitable growth as our team effectively executes our business strategy, which is based on our ability to add quality assets while consistently delivering responsive, innovative services to an expanding customer base.

 “At the same time, we have an experienced and conservative management team. All of us remain constantly attuned to economic events which may signal changing business conditions, and we are prepared to take swift and appropriate action to meet whatever challenges may lie ahead.”

First Regional Bancorp is a bank holding company headquartered in Century City, California. Its subsidiary, First Regional Bank, specializes in providing businesses and professionals with the management expertise of a major bank and the personalized service of an independent.

# # #

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

	(000’s omitted)
As of March 31	2006	2005

ASSETS:
Cash and due from banks	$72,195	$61,184
Federal funds sold	0	12,450
Cash and cash equivalents	72,195	73,634

Investment securities	9,376	18,328
Federal Home Loan Bank stock - at cost	13,677	8,304
Federally guaranteed loans	6,952	5,464
Other loans - net	1,781,910	1,232,511
Premises and equipment - net	3,579	3,632
Other real estate owned	0	0
Accrued interest receivable and other assets	37,686	24,691

Total assets	$1,925,375	$1,366,564

LIABILITIES AND CAPITAL:
Demand deposits	$460,311	$428,534
Savings deposits	47,912	35,513
Money market deposits	776,670	463,816
Time deposits	183,545	171,183

Total deposits	1,468,438	1,099,046

Funds purchased	0	0
Federal Home Loan Bank advances	230,000	130,000
Subordinated debentures	92,785	41,238
Accrued interest payable and other liabilities	19,124	13,222

Total liabilities	1,810,347	1,283,506

Stated capital	50,077	47,809
Retained earnings	65,018	35,251
Net unrealized losses on available- for-sale securities	(67)	(2)

Total capital	115,028	83,058

Total liabilities and capital	$1,925,375	$1,366,564

Book value per share outstanding	$28.41	$20.72

Total shares outstanding	4,048,433	4,008,339

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	(000’s omitted)
	Three Months Ended March 31
	2006	2005

Interest on loans	$36,507	$20,454
Interest on federal funds sold	32	102
Interest on securities	68	37

Total interest income	36,607	20,593

Interest on deposits	7,373	2,231
Interest on subordinated debentures	1,043	525
Interest on FHLB advances	2,436	694
Interest on funds purchased	3	0

Total interest expense	10,855	3,450

Net interest income	25,752	17,143

Provision for loan losses	2,391	1,200

Net interest income after provision for loan losses	23,361	15,943

Other operating income	1,952	1,481

Salaries and related benefits	6,796	5,317
Occupancy expenses	622	796
Other expenses	2,983	2,209

Total other operating expenses	10,401	8,322

Income before provision for income taxes	14,912	9,102

Provision for income taxes	6,428	3,860

Net income	8,484	$5,242

	(000’s omitted)
	Three Months Ended March 31
	2006	2005

Net income per share
Basic	$2.10	$1.31
Diluted	$1.96	$1.23

Average shares outstanding	4,042,079	4,001,010
Diluted average shares	4,317,893	4,270,887

Average Equity	$110,082	$80,528
Average Assets	$1,868,059	$1,283,563
Return on Average Equity (%)	31.26	26.40
Return on Average Assets (%)	1.84	1.66
Efficiency Ratio (%)	37.54	44.68
Number of Employees	229	188
Assets per Employee (000s)	$8,408	$7,269

CREDIT QUALITY

Beginning Reserve for Loan Losses (000s)	$17,577	$11,825
Loan Loss Provisions	2,391	1,200
Loan Recoveries	0	130
Loan Chargeoffs	-941	0
Net Change in Allowance for Unfunded Loan Commitments	-52	200
Ending Reserve for Loan Losses (000s)	$18,975	$13,355

Nonperforming Assets (000s)	$69	$603
Nonperforming Assets / Gross Loans (%)	0.00	0.05
Reserve for Loan Losses / Nonperforming Assets (%)	27500.00	2214.76
Reserve for Loan Losses / Gross Loans (%)	1.05	1.07

	(000’s Omitted)
	For the Three Months Ended March 31,
	2006			2005
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost (%)	Balance	Interest	Yield/Cost (%)

Gross Loans	$1,755,251	$36,507	8.44	$1,188,165	$20,454	6.98
Funds Sold	3,344	32	3.88	17,572	102	2.35
Investment Securities	11,945	68	2.31	7,671	37	1.96
Total Earning Assets	$1,770,540	$36,607	8.39	$1,213,408	$20,593	6.88

Deposits	$1,465,064	$7,373	2.04	$1,044,485	$2,231	0.87
Federal Home Loan Bank Advances	218,267	2,436	4.53	111,821	694	2.52
Subordinated Debentures	62,201	1,043	6.80	41,238	525	5.16
Funds Purchased	81	3	15.02	91	0	0.00
Total Bearing Liabilities	$1,745,613	$10,855	2.52	$1,197,635	$3,450	1.17

Net Interest Spread (1)			5.86			5.71

Net Interest Margin (2)			5.83			5.67

(1) Net interest spread represents the average yield earned on Earning Assets less the average cost of Bearing Liabilities.

(2) Net interest margin represents Net Interest Income divided by average Earning Assets.

This report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical fact, included herein may constitute forward-looking statements.  Although First Regional believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Important factors that could cause actual results to differ materially from First Regional’s expectations include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which First Regional conducts its operations.